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                                                                   EXHIBIT 10.10


          SUMMARY SHEET FOR DIRECTOR COMPENSATION AND EXECUTIVE CASH
             COMPENSATION AND PERFORMANCE CRITERIA UNDER EXECUTIVE
                           OFFICERS VARIABLE PAY PLAN

DIRECTOR COMPENSATION

The Company pays its Chairman of the Board an annual retainer of $50,000 and provides him an office that has a rental value of approximately $6,000 per year. The Company pays each of its other non-employee directors an annual retainer of $25,000. The Company's President and Chief Executive Officer is not separately compensated outside of his employment agreement for service as a director.

EXECUTIVE CASH COMPENSATION

The following table sets forth the 2005 base salary of each of the Company's executive officers, together with the cash performance bonus paid by the Company to each of its executive officers for services rendered to the Company in 2004:

                                                                       2004 CASH
                                                       2005 BASE     PERFORMANCE
                                                        SALARY          BONUS
                                                        ------          -----
Arthur M. Coffey                                        $325,000        $30,000
   President and Chief Executive Officer

Anupam Narayan                                          $225,000        $ -  (1)
   Executive Vice President, Chief Investment
   Officer and Chief Financial Officer

John M. Taffin                                          $178,500        $17,850
   Executive Vice President, Hotel Operations

David M. Bell                                           $155,000        $6,508
   Executive Vice President, Development

Thomas L. McKeirnan                                     $145,000        $6,075
   Senior Vice President, General
   Counsel, and Secretary


-----------------------

(1) Mr. Narayan joined the Company in November 2004 and was not eligible for a 2004 cash performance bonus.

PERFORMANCE CRITERIA UNDER EXECUTIVE OFFICERS VARIABLE PAY PLAN

On March 17, 2005, the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") approved the Company's Executive Officers Variable Pay Plan, effective January 1, 2005 (the "Plan"). The Plan provides for annual variable incentive pay for the Company's President and Chief Executive Officer, Executive Vice Presidents and Senior

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Vice President in connection with objective goal achievement.

There are two components to the Plan. The first is the Company's financial performance, which will be evaluated based on specific performance goals related to a combination of one or more financial measures of the Company's performance. The Compensation Committee will determine the financial measures and specific performance goals applicable to each executive officer. These financial measures may include but will not necessarily be limited to Funds from Operations ("FFO) to Equity Ratio, Earnings per Share ("EPS"), and Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA").

The second component is individual performance, which will be evaluated based on performance goals related to three to five performance areas for each executive officer. The Compensation Committee will determine the performance areas and the specific performance goals applicable to each executive officer. These areas may include financial and other measures such as but not necessarily limited to financial performance of a particular division, completion of certain strategic goals, associate and guest satisfaction scores and hotel quality ratings.

For each Company and individual performance goal specified by the Compensation Committee for an executive officer, there will be a target and maximum bonus amount payable based on a percentage of the executive officer's annual salary. For each performance goal, there will be a minimum achievement required before the executive officer will be eligible for any bonus related to that goal.

An executive officer must have been employed by the Company during the applicable year and be employed by the Company at the time of payment in order to be eligible for a bonus under the Plan. All payments under the Plan are subject to previous approval by the Compensation Committee. The Plan provides that, if the Compensation Committee determines that circumstances warrant a change, it may discretionarily increase or decrease any bonus that would otherwise be awarded to an executive officer.

On March 17, 2005, the Compensation Committee specified certain Company and individual performance goals for each of the executive officers in accordance with the Plan. The target bonuses available to the Company's executive officers under the Plan for achievement of Company and individual goals in 2005, measured as a percentage of salary, range from 30% to 60%. The maximum bonuses available, measured as a percentage of salary, are 100% for Mr. Coffey, 57% for Mr. Narayan, 50% for Mr. Bell, 50% for Mr. Taffin, and 36% for Mr. McKeirnan.


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